Exhibit 21.1
SUBSIDIARIES OF THE REGISTRANT
The following is a list that includes our subsidiaries as of February 28, 2019.

Entity Name	Jurisdiction
3Scale Networks S.L.	Spain
3Scale LLC	Delaware, USA
Codenvy LLC	Delaware, USA
Codenvy S.A.	Luxembourg
CoreOS GmbH	Germany
CoreOS, LLC	Delaware, USA
eNovance SAS	France
eNovance Solutions India Pvt. Ltd.	India
FeedHenry (Ireland) Limited	Ireland
FeedHenry Limited	Ireland
Gluster, Inc.	Delaware, USA
LLC "Codenvy Ukraine"	Ukraine
PT. Red Hat Indonesia	Indonesia
Qumranet, Inc.	Delaware, USA
Red Hat (Switzerland) Sàrl	Switzerland
Red Hat (Thailand) Limited	Thailand
Red Hat AB	Sweden
Red Hat ApS	Denmark
Red Hat Asia Pacific Pte Ltd	Singapore
Red Hat Asia Pacific Pty Ltd	Australia
Red Hat Austria GmbH	Austria
Red Hat B.V.	Netherlands
Red Hat, BVBA	Belgium
Red Hat Brasil Limitada	Brazil
Red Hat Canada Limited	Canada
Red Hat Chile Limitada	Chile
Red Hat Colombia S.A.S	Colombia
Red Hat Czech, s.r.o.	Czech Republic
Red Hat de Argentina SA	Argentina
Red Hat France SARL	France
Red Hat FZ-LLC	United Arab Emirates
Red Hat GmbH	Germany
Red Hat India Pvt. Ltd.	India
Red Hat Israel Ltd.	Israel
Red Hat K.K.	Japan
Red Hat Limited	Ireland
Red Hat Malaysia SDN. BHD.	Malaysia
Red Hat Middleware LLC	Delaware, USA
Red Hat New Zealand Limited	New Zealand
Red Hat Philippines Software Solutions Corp.	Philippines
Red Hat Poland sp.zo.o	Poland
Red Hat Professional Consulting, Inc.	Georgia, USA
Red Hat S.L.	Spain

Red Hat S.R.L.	Italy
Red Hat S de RL de CV	Mexico
Red Hat SA I, LLC	Delaware, USA
Red Hat SA II, LLC	Delaware, USA
Red Hat Saudi Arabia Limited	Saudi Arabia
Red Hat Software (Beijing) Co., Ltd.	China
Red Hat South Africa (Pty) Ltd	South Africa
Red Hat UK Limited	United Kingdom
Red Hat Yazýlým Servisleri A.S.	Turkey
RH Subsidiary, Inc.	Delaware, USA
Round Pond Unlimited Company	Ireland
RP EMEA Holdings I, LLC	Delaware, USA
RP EMEA Holdings II, LLC	Delaware, USA
RP EMEA Partners	Delaware, USA
Varsity Gateway LLC	Delaware, USA
Varsity Gateway, Inc.	Delaware, USA
Y.G. Noobaa Ltd.	Israel